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                                                                     Exhibit 5.1

                               October 13, 2000


Lineo, Inc.
390 South 400 West
Lindon, Utah  84042

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 initially filed by Lineo, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on May 18, 2000 (Registration No. 333-37346), as amended by Amendment No. 1 filed on October 13, 2000 (collectively the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to ____________ shares of the Company's Common Stock, par value $.001 per share, being offered by the Company, and ______________ shares that may be sold by the Company upon exercise of the underwriters' over-allotment option (collectively, the "Shares"). The Shares are to be sold to the underwriters named in the Registration Statement for resale to the public.

     As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of the Shares.

     We are of the opinion that the Shares to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                        Very truly yours,

                                        SUMMIT LAW GROUP
                                        A PROFESSIONAL LIMITED LIABILITY COMPANY